Exhibit 3.1

ARTICLES OF ORGANIZATION

OF

WFB FUNDING, LLC

The undersigned, desiring to form a limited liability company under the laws of the State of Nebraska for the purposes hereinafter set forth, under and in conformity with Section 21-2606 of the Nebraska Limited Liability Company Act (the “Act”), does hereby make this written certificate in duplicate and hereby verifies:

1.        NAME.   The name of the limited liability company formed hereby is WFB Funding, LLC (the “Company”) and all Company business shall be conducted in such name.

2.        PURPOSE.  The Company is organized solely for the purposes of:

(a)      to purchase or otherwise acquire from World’s Foremost Bank, National Association (the “Bank”), and its affiliates or trusts formed by the Bank, or its affiliates, and to hold, sell, transfer or pledge, grant a security interest in or otherwise exercise ownership rights with respect to, credit card accounts receivables (or interests therein), interchange, recoveries and collections related to such credit card receivables, any rights of the Bank, and its affiliates related to such credit card receivables and any and all proceeds of the foregoing (the “Credit Card Assets”), including, without limitation, the purchase of the Credit Card Assets pursuant to the Receivables Purchase Agreement (as hereinafter defined);

(b)      to act as settlor, depositor of or transferor of or to trusts or other entities (a “Trust”) existing or hereafter formed to issue bonds, notes, certificates or other securities secured by or evidencing beneficial ownership interests in the Credit Card Assets, including, without limitation, becoming the Transferor with respect to the Cabela’s Master Credit Card Trust under the Amended and Restated Pooling and Servicing Agreement (as hereinafter defined);

(c)      to cause the issuance of, acquire, own, hold, sell, transfer, assign, pledge and otherwise deal with bonds, notes, certificates and other securities issued by a Trust or pursuant to an indenture or similar agreement to which such a Trust is a party, including, without limitation, the issuance of certificates pursuant to the Series 2001-1 Supplement (as hereinafter defined), the Series 2001-2 Supplement (as hereinafter defined) and the Series 2003-1 Supplement (as hereinafter defined);

(d)      to own equity interests in other limited liability companies or partnerships whose purposes are restricted to those set forth in clauses (a) through (c) above;

(e)      for federal, state or local tax purposes, to serve as general partner of any Trust;

(f)      to establish and fund any reserve account, spread account or other credit enhancement for the benefit of any bond, note, certificate or other security issued by any Trust or under any related indenture and to otherwise invest any proceeds from Credit Card Assets and any other income as determined by the Company’s Independent Member appointed or elected pursuant to the Company’s operating agreement;

(g)      to issue membership interests as provided for herein;

(h)      to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Nebraska that are related to or incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (a) through (g) above (including, without limitation (i) the registration or qualification of any securities issued by any Trust under the federal securities laws or the Blue Sky laws of any State or jurisdiction and (ii) the entering into of interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements); and

(i)      The Company, by or through the Independent Member appointed pursuant to the Company’s operating agreement, may enter into and perform each pooling and servicing agreement, transfer and servicing agreement, receivables purchase agreement, indenture or other agreement entered into by the Company or by a Trust at the direction of the Company from time to time in connection with the acquisition, creation, funding or financing of Credit Card Assets, and all other documents, instruments and certificates delivered in connection therewith, and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, including, without limitation, the Amended and Restated Pooling and Servicing Agreement (the “Amended and Restated Pooling and Servicing Agreement”) to be entered into by and among the Company, as Transferor, the Bank, as Servicer, and U.S. Bank National Association (the “Trustee”), the Receivables Purchase Agreement (the “Receivables Purchase Agreement”) to be entered into by and among the Company, as Purchaser, and the Bank, as RPA Seller, the Amended and Restated Series 2001-1 Supplement to be entered into by and among the Company, as Transferor, the Bank, as Servicer, and the Trustee, the Amended and Restated Series 2001-2 Supplement to be entered into by and among the Company, as Transferor, the Bank, as Servicer, and the Trustee, the Series 2003-1 Supplement to be entered into by and among the Company, as Transferor, the Bank, as Servicer, and the Trustee, the Insurance and Reimbursement Agreement to be entered into by and among the Company, as Transferor, the Bank, as Servicer, the Trustee, the Cabela’s Master Credit Card Trust and MBIA Insurance Corporation (“MBIA”), and any documents pursuant to which any outstanding investor certificate is sold and any other document designated as a “Transaction Document” in any of the foregoing (the “Transaction Documents”), all without any further act, vote or approval of any other person notwithstanding any other provision of these Articles of Organization, the operating agreement, the Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of the Independent Member to enter into other agreements on behalf of the Company.

3.       PRINCIPAL PLACE OF BUSINESS – REGISTERED AGENT.  The Company’s principal place of business is at One Cabela Drive, Sidney, Nebraska 69160, or at such other place of business as may be designated by the members from time to time. The Company’s initial registered agent in the State of Nebraska is Ralph W. Castner and the address of the registered agent is One Cabela Drive, Sidney, Nebraska 69160.

4.        STATED CAPITAL AND CONTRIBUTIONS.

(a)      The total amount of cash and property to be contributed to the stated capital of the Company by its members is $1,000.00. For purposes of the Act, the stated capital of the Company is $1,000.00.

(b)      No member is required to make any additional capital contribution to the Company. However, a member may make additional capital contributions to the Company with the written consent of the other members.

5.       ADDITIONAL MEMBERS.  One or more additional members of the Company may be admitted to the Company with the unanimous written consent of the members.

6.       INTERESTS OF MEMBERS.   The interests of the members in the Company shall be set forth in or determined pursuant to the Operating Agreement of the Company.

7.       MANAGEMENT.  Management of the Company shall be vested in the managing member whose name and address are:

Name	Address

WFB Funding Corporation	One Cabela Drive
Sidney, Nebraska 69160

8.       INTERNAL AFFAIRS.  The regulation of the internal affairs of the Company, including restrictions on the transferability of member interests, are set forth in an operating agreement, the terms of which may be amended by the members from time to time.

9.       AMENDMENT.  These Articles of Organization may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by all of the members.

EXECUTED in duplicate by the undersigned organizer on January 28, 2003.

/s/ H. Dale Dixon III
H. Dale Dixon III, Organizer